                                                                   EXHIBIT 99.1

                              TRANSITION AGREEMENT


     This Transition Agreement (this "AGREEMENT") is entered into as of May 24, 1996 by and among DiviCom Inc., a Delaware corporation ("DIVICOM"), SAGEM S.A., a corporation organized and existing under the laws of France acting on behalf of itself as well as on behalf of SAGEM International S.A., a corporation organized and existing under the laws of France, and Tregor Electronique S.A., a corporation organized and existing under the laws of France, and as successor-in-interest by reason of merger to Eurodec, a societe en nom collectif organized and existing under the laws of France (hereinafter the foregoing companies are collectively referred to as "SAGEM"), C-Cube Microsystems Inc., a Delaware corporation ("C-CUBE"), and, for purposes of Section 2 (Status of Prior Agreements) only, Nolan Daines, an individual who is a resident of California ("DAINES"). DiviCom, SAGEM, C-Cube, and Daines collectively are hereinafter referred to as the "PARTIES."
                                    RECITALS

     A. The Parties (or some of them) have entered into certain agreements regarding the development, manufacture, sale, and distribution of certain products and the ownership and licensing of intellectual property rights therein and thereto, namely: (i) Joint Venture and Shareholders Agreement, dated April 20, 1993 (the "JOINT VENTURE AGREEMENT"); (ii) Business Agreement, dated as of April 20, 1993 (the "BUSINESS AGREEMENT"); (iii) Registration Rights and Buy-Out Agreement, dated as of April 20, 1993 (the "REGISTRATION RIGHTS AND BUY-OUT AGREEMENT"); (iv) 1995 Rap-Up Agreement, dated January 23, 1996 (the "RAP-UP AGREEMENT"); and (v) ASIC Purchasing Agreement, dated January 23, 1996 (the "ASIC AGREEMENT").

     B. The Parties comprise the founders of DiviCom. In light of the evolution of DiviCom and the execution of the Merger Agreement (defined below), the Parties have determined that it is in their respective best interests to ensure that as between the Parties, DiviCom will own and independently develop the technology it has developed, subject to the licenses and covenants set forth herein.

     C. The Parties desire in this Agreement to supersede the Prior Agreements (as defined below) provided that certain matters shall occur or shall have effect only on the Effective Date (as defined below).

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties to this Agreement agree as follows:

1.   DEFINITIONS

     As used herein, the following capitalized terms have the meanings set forth below:

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     "AFFILIATE(S)" of a corporation or other entity means a person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such corporation or other entity. For purposes of this Agreement, "control" shall be defined as owning more than 50% of the outstanding voting equity of an entity.

     "DIVICOM PRODUCTS" means any and all products and components developed, under development as of the Effective Date, designed, manufactured, sold, or distributed by or for DiviCom pursuant to the Prior Agreements or otherwise, whether owned by or licensed to DiviCom.

     "DIVICOM SYSTEMS" means any encoder product based on technology described in Paragraph 4(a) of EXHIBIT A hereto.

     "DIVICOM TECHNOLOGY" means any and all software, source code and object code, hardware, technology, designs, know-how, algorithms, net lists, procedures, techniques, solutions, and work-arounds associated with the use, design, development, testing, manufacture and distribution of the DiviCom Products, whether owned by or licensed to DiviCom.

     "EFFECTIVE DATE" means the earliest of (i) the Effective Date under the Merger Agreement, (ii) the effective date of the registration statement of DiviCom in a firmly underwritten initial public offering or (iii) the closing date of a sale or disposition of 100% of the shares or substantially all of the assets of DiviCom.

     "END USER DECODER PRODUCT" means any product containing MPEG-2 decoder DiviCom Technology available for sale in an unaltered form to end users including retail consumers.

     "INTELLECTUAL PROPERTY RIGHTS" means patent rights (including patent applications and disclosures), rights of priority, copyrights, mask work rights, Moral Rights, trade secrets, know-how, and any other intellectual property rights recognized in any country or jurisdiction in the world.

     "LICENSED ASICS" is defined in EXHIBIT A hereto.

     "LICENSED CONSUMER DECODERS" is defined in EXHIBIT A hereto.

     "LICENSED MPEG SOFTWARE TOOLS" is defined in EXHIBIT A hereto.

     "LICENSED SYSTEM PRODUCT TECHNOLOGY" is defined in EXHIBIT A hereto.

     "LICENSED DIVICOM PRODUCT DOCUMENTATION" is defined in Section 4.1(d), below.

     "MERGER AGREEMENT" means the Plan and Agreement of Reorganization among SAGEM, C-Cube, a wholly-owned subsidiary of C-Cube and DiviCom dated as of the date hereof.


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     "MORAL RIGHTS" means any right to claim authorship to or to object to any distortion, mutilation or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

     "MOST FAVORED CUSTOMER BASIS" means as to a buyer, licensee or user, any group of terms and conditions at least as favorable as any group of terms and conditions provided to any other purchaser, licensee or user in transactions involving equal or lesser quantities.

     "PRIOR AGREEMENTS" means the agreements listed in Recital A hereto.

     "SAGEM DECODERS" has the meaning set forth in Section 4.1.

     "SAGEM DEVELOPMENTS" has the meaning set forth in Section 3.2(b).

     "TRIX TECHNOLOGY" has the meaning set forth in EXHIBIT A hereto.

2.   STATUS OF PRIOR AGREEMENTS

     The Parties agree that as of the Effective Date, the Prior Agreements will be entirely superseded by this Agreement and will be of no further force and effect except for outstanding royalty payment obligations which remain due under the Rap-Up Agreement, the ASIC Agreement and that certain oral agreement relating to sales to Echostar at the royalty rates set forth in EXHIBIT C hereto. As of the date hereof, the Parties agree that for purposes of determining whether Daines (or his successors-in-interest) has fully vested rights in the shares of DiviCom stock heretofore issued to Daines, all milestones ("Milestones") in the Joint Venture Agreement have been met. Additionally, the Parties agree that all Milestones have been met for all other DiviCom stockholders and optionholders. The Parties further agree that any repurchase rights any Party may have or control with respect to Daines' stockholdings in DiviCom contained in Section 12 of that certain Executive Employment Agreement, dated April 20, 1993, between Daines and DiviCom, are terminated as of the date of this Agreement and, as of such time, there shall be no repurchase rights with respect to Daines' stockholdings in DiviCom. The Parties agree that subject to the conditions to the effectiveness of this Section, the effect of this Section 2 is to terminate, as of the Effective Date, all licenses, development obligations, territorial non-competition provisions and other rights and duties among the Parties as of such date, and that on and after such date the only subsisting rights and obligations as to the subject matter of the Prior Agreements will be those set forth herein.

3.   OWNERSHIP OF DIVICOM PRODUCTS AND TECHNOLOGY

     3.1 DIVICOM PRODUCTS AND TECHNOLOGY. On the Effective Date, subject to the rights granted herein, each of the Parties other than DiviCom hereby
(i) transfers and assigns to DiviCom all right, title, and interest that such Party may have, including, without limitation, all Intellectual Property Rights, in and to the DiviCom Products and DiviCom Technology and (ii) acknowledges


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that as among the Parties, DiviCom is and shall be the exclusive owner of all right, title and interest in and to the DiviCom Products and DiviCom Technology. On the Effective Date, each Party other than DiviCom hereby irrevocably transfers and assigns to DiviCom, and waives and agrees never to assert against DiviCom or any successor-in-interest to DiviCom, any and all Intellectual Property Rights (other than those granted herein or acquired in accordance herewith) that it may have in or with respect to the DiviCom Products and DiviCom Technology. Each Party other than DiviCom agrees and acknowledges that it will not receive additional compensation for performing its obligations under this Section, and that this Section will survive any termination or expiration of this Agreement.

     3.2  MODIFICATIONS AND IMPROVEMENTS.

          (a) On and after the Effective Date, as among the Parties, DiviCom shall be the exclusive owner of all right, title, and interest, including without limitation all Intellectual Property Rights, in and to any modifications, improvements, derivative works and enhancements which DiviCom makes to the DiviCom Products and DiviCom Technology. This Section will survive any termination or expiration of this Agreement.

          (b) On and after the Effective Date, subject to Section 4.4 and DiviCom's rights in any DiviCom Technology, SAGEM shall be the exclusive owner of all right, title and interest, including without limitation all Intellectual Property Rights, in and to any modifications, improvements, enhancements or derivative works it may develop ("SAGEM Developments") in and to the technology licensed hereunder. This Section will survive any termination or expiration of this Agreement.

4.   GRANT OF LICENSES

     4.1 DECODER LICENSES. As of the Effective Date, DiviCom hereby grants to SAGEM the following licenses:

          (a) a non-exclusive, irrevocable, perpetual, worldwide license, to use, copy, modify, enhance, improve or otherwise create derivative works of the Licensed ASICs solely for the purposes of manufacturing, having manufactured, marketing, distributing, and selling Licensed Consumer Decoders and any other End User Decoder Product;

          (b) a non-exclusive, irrevocable, perpetual, worldwide license to use, copy, modify, enhance, improve or otherwise create derivative works of the Licensed Consumer Decoders solely for the purposes of manufacturing, having manufactured, marketing, distributing and selling Licensed Consumer Decoders and any SAGEM Developments in the field of use of consumer decoders ("SAGEM DECODERS");

          (c) a non-exclusive, irrevocable, perpetual, royalty-free, worldwide license to use the Licensed MPEG Software Tools, solely for the purposes of developing products for SAGEM including, without limitation, SAGEM Decoders and End User Decoder Products; and


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          (d)  a non-exclusive, royalty-free, perpetual, worldwide license to use all documentation relating to the Licensed ASICs, Licensed Consumer Decoders, Licensed MPEG Software Tools, and Licensed System Product Documents, as described in EXHIBIT A (collectively, the "LICENSED DIVICOM PRODUCT DOCUMENTATION") solely for the purposes of exercising the licenses granted above and in Section 4.2(a) below.

     The foregoing licenses and rights may not be sublicensed or otherwise transferred, in whole or in part, by SAGEM to any third party other than a SAGEM Affiliate provided that such Affiliate agrees to be bound by the terms hereof and provided further that such sublicense or other transfer shall terminate if and at such time that such Affiliate ceases to be an Affiliate. Notwithstanding the foregoing, SAGEM shall be permitted to subcontract development and manufacturing services and in connection therewith, SAGEM shall be permitted to provide its subcontractors with all licensed DiviCom Technology including, without limitation, Licensed MPEG Software Tools (in object code only) and Licensed DiviCom Product Documentation in accordance with the confidentiality and use restrictions described herein. Except as otherwise specifically provided for in this Agreement, DiviCom will be under no obligation to provide any modifications, improvements, derivative works or enhancements of DiviCom Products or DiviCom Technology to SAGEM or any other Party. Further, to the extent that any license herein granted to SAGEM is a license of software, said software shall be provided in source code (to the extent such exists) with the exception of TRIX Technology which shall be provided as detailed in Section 2(c) of EXHIBIT A hereto.

     4.2 SYSTEMS LICENSES AND DISTRIBUTORSHIP RIGHTS. As of the Effective Date, DiviCom hereby grants to SAGEM the following licenses and rights:

          (a) a royalty-free license to sell, lease, provide customer support services and distribute in Europe and sublicense object code versions of any software contained therein solely to end users (without any right by such sublicensee to copy or further sublicense) DiviCom Systems purchased directly from DiviCom until the second anniversary of the Effective Date. The foregoing license shall be non-exclusive; provided, however, that during the two-year term of such license, DiviCom will, to the extent permitted by law, not license any third party to sell or lease or otherwise distribute DiviCom Systems in France; and

          (b) DiviCom agrees to furnish SAGEM, on a Most Favored Customer Basis with respect to price terms, such quantities of DiviCom Systems as are commercially practicable for DiviCom to furnish and as SAGEM may reasonably request from time to time.

          Except as otherwise provided above, the foregoing licenses and rights may not be sublicensed or otherwise transferred, in whole or in part, by SAGEM to any third party other than a SAGEM Affiliate provided that such Affiliate agrees to be bound by the terms hereof and provided further that such sublicense or other transfer shall terminate if and at such time that such Affiliate ceases to be an Affiliate.

     4.3 PROCUREMENT OF ASIC CHIPS. DiviCom and SAGEM acknowledge that DiviCom and SAGEM currently procure the ASIC Chips from certain foundries (the "CURRENT ASIC


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PROVIDERS").  DiviCom agrees that it will continue to authorize the Current ASIC
Providers to furnish ASIC Chips to SAGEM for so long as the Current ASIC Providers continue to furnish such products to DiviCom. In the event that, after the Effective Date, DiviCom ceases to obtain ASIC Chips from the Current ASIC Providers because C-Cube has commenced manufacture of ASIC Chips internally, C-Cube agrees to furnish ASIC Chips to SAGEM on a Most Favored Customer Basis with respect to price, warranty and current release terms, or, if C-Cube is not furnishing ASIC Chips to any third party, C-Cube and SAGEM agree to negotiate in good faith to determine a reasonable basis by which C-Cube will furnish such ASIC Chips to SAGEM. The Parties acknowledge that none of the Current ASIC Providers nor C-Cube is obligated to ensure any particular quantities to SAGEM nor to continue to manufacture the ASIC Chips, it being further acknowledged that Section 4.1(a) gives SAGEM rights to manufacture or have manufactured the same. The Parties further agree that it is in their mutual best interests to cooperate with each other so that each Party may obtain the full benefit of the bargain of this Agreement. In furtherance thereof, but without creating or imposing any obligation whatsoever, SAGEM intends to purchase ASIC's from C-Cube to the extent C-Cube is able to satisfy and fulfill SAGEM's requirements including, without limitation, those pertaining to quantity and price.

     4.4 THIRD-PARTY RIGHTS. The Parties acknowledge that certain DiviCom Products and DiviCom Technologies contain certain Intellectual Property Rights of third parties that have been licensed to DiviCom as have been or will be provided in writing prior to the Effective Date ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). DiviCom hereby grants to SAGEM only those rights, if any, as sublicensee, to the Third Party Intellectual Property Rights as (i) it is currently permitted (and without any representation as to the scope of such rights or the Third-Party Intellectual Property Rights to which they relate) to convey to SAGEM and (ii) which shall not require any additional payment by DiviCom to such third parties, which rights shall, as limited by the foregoing, be considered to be incorporated in the licenses granted herein. SAGEM acknowledges and agrees that subject to the foregoing, it must obtain licenses directly from such third parties before it may exercise any Third-Party Intellectual Property Rights with respect to such licenses and that it may be required to pay royalties to third parties to obtain such licenses. DiviCom makes no representation that such licenses may be available to SAGEM on terms acceptable to SAGEM, if at all.

     4.5 LICENSED DIVICOM PRODUCT DOCUMENTATION. Within thirty (30) days after the date of this Agreement, DiviCom will have delivered to SAGEM the Licensed DiviCom Product Documentation (including both decoder and system documentation as well as documentation in DiviCom's possession in existence as of the date of this Agreement pertaining to Third Party Intellectual Property Rights to the extent such documentation exists and may be provided without consent of or payment by DiviCom to any party, and without any loss of any rights DiviCom may be entitled to pursuant to such documentation) described in EXHIBIT A hereto. DiviCom hereby represents and warrants that the documentation DiviCom will provide to SAGEM pursuant to the foregoing sentence will constitute the latest full versions of all written materials prepared by DiviCom employees and consultants and made available for internal use by DiviCom (and shall constitute the latest revisions and versions of such documentation as it pertains to the licensed DiviCom Products or DiviCom Technology as identified in EXHIBIT A but excluding personal notes, log books, crib notes and the like) as of the date of this Agreement (or such earlier date(s) as indicated in EXHIBIT A) in


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connection with the technology described in EXHIBIT A.  During the thirty (30)
days following delivery of the last document to be delivered pursuant to the foregoing sentence, SAGEM will review the materials delivered and at the end of such time will provide DiviCom with a list of any issues regarding the documentation itself, including any questions as to whether it includes all documentation required to be delivered. The Licensed DiviCom Product Documentation may only be used by SAGEM in accordance with this Agreement, including with the terms of Section 9 hereof (Confidential Information).

5.   MAINTENANCE AND SUPPORT

     5.1 SUPPORT SERVICES. Subject to DiviCom entering into an arrangement with another distributor with respect to DiviCom Products that are licensed to SAGEM hereunder in which case DiviCom will provide support services to SAGEM customers on a Most Favored Customer Basis, DiviCom will provide the standard support services described in EXHIBIT B hereto for all DiviCom Products sold or committed to be sold by SAGEM. The Parties acknowledge that DiviCom may from time to time modify and change the standard terms and conditions in EXHIBIT B, and the Parties agree that upon any such change, DiviCom shall be bound to provide support services only with respect to the then current terms and conditions. The Parties further agree that in the event of any conflict between the terms and conditions in EXHIBIT B and the other provisions of this Agreement, including all other exhibits hereto, the other provisions of this Agreement, including all other exhibits hereto, shall control. Upon terms and conditions to be mutually agreed upon between DiviCom and SAGEM, such support services may be extended.

     5.2 DIVICOM SYSTEMS SOFTWARE. DiviCom agrees to furnish to SAGEM, in the form of a master disc (in object code only), the next version of DiviCom Systems software to be released by DiviCom after the date of this Agreement (the Springdale software), as soon as such software is available, at no additional cost to SAGEM, and for use by SAGEM solely for purposes of licensing such software to SAGEM's customers who have been shipped DiviCom Systems by SAGEM. DiviCom further agrees that the standard terms and conditions in EXHIBIT B for DiviCom Systems that are provided by DiviCom to such SAGEM customers will extend, with respect to each such SAGEM customer, to the later of (i) the date that is ninety (90) days after DiviCom furnishes to SAGEM the DiviCom System software described in the foregoing sentence or (ii) the first anniversary of the date such SAGEM customer was shipped a DiviCom System by SAGEM.

     5.3 SALES SUPPORT ENGINEERING. While DiviCom will have no obligation to train SAGEM personnel to utilize the Licensed DiviCom Product Documentation or the DiviCom Technology, DiviCom will provide, solely with regard to the Licensed DiviCom Product Documentation, for a period ending on the first anniversary of the Effective Date, up to two man days per month of sales support engineering.

6.   ROYALTIES, PRICES AND SUPPLIES

     6.1 ROYALTY OBLIGATIONS. On and after the Effective Date, the following royalties shall be payable on each of the following:


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          6.1.1     LICENSED ASICS.  SAGEM shall pay a license fee equal to the applicable Per Unit Fee set forth in EXHIBIT C for each Licensed ASIC (including derivative products) manufactured by or for SAGEM (the Per Unit Fees collectively are hereinafter referred to as the "LICENSE FEES"). The Per Unit Fee for each Licensed ASIC (and derivative product) shall accrue upon completion of manufacture by SAGEM, or if manufactured for SAGEM, upon delivery to or on behalf of SAGEM, of each such Licensed ASIC (or derivative product) and shall be payable in accordance with Section 6.2. All payments hereunder shall be computed and paid in United States dollars. The obligation of SAGEM to accrue royalties to DiviCom hereunder shall cease on the third anniversary of the Effective Date at which time, provided all royalties accrued prior to such date are paid, the foregoing license will be fully paid up.

          6.1.2   LICENSED CONSUMER DECODERS OTHER THAN TRIX-BASED DECODERS.

                  a. For each Licensed Consumer Decoder or SAGEM Decoder (other than decoders based on TRIX Technology) sold by SAGEM, directly or through a distributor, to a customer based in Canada, the United States of America or Mexico, SAGEM shall pay a license fee equal to the applicable Per Unit Fee set forth in EXHIBIT C.

                  b. For each Licensed Consumer Decoder (including derivative products) or SAGEM Decoder (other than decoders based on TRIX Technology) sold by SAGEM, directly or through a distributor, to a customer introduced to SAGEM, with SAGEM's consent, by DiviCom, C-Cube or any of their Affiliates, SAGEM shall pay a license fee equal to the applicable Per Unit Fee set forth in EXHIBIT C.

     The Per Unit Fees provided for in this Section 6.1.2 for each Licensed Consumer Decoder (including derivative products) or SAGEM Decoder shall accrue thirty (30) days after SAGEM issues an invoice for the aforesaid product and shall be payable in accordance with Section 6.2. All payments hereunder shall be computed and paid in United States dollars. The obligation of SAGEM to pay royalties to DiviCom under this Section 6.1.2 shall cease on the third anniversary of the Effective Date at which time, provided all royalties accrued prior to such date are paid, the related licenses will be fully paid up.

          6.1.3   TRIX-BASED LICENSED CONSUMER DECODERS.

                  a. For each Licensed Consumer Decoder (including derivative products) or SAGEM Decoder based on TRIX Technology sold by SAGEM, SAGEM shall pay a license fee equal to the applicable Per Unit Fee set forth in EXHIBIT C.

                  b. For each Licensed Consumer Decoder (including derivative products) or SAGEM Decoder based on TRIX Technology sold by SAGEM, directly or through a distributor, to a customer introduced to SAGEM, with SAGEM's consent, by DiviCom, C-Cube or any of their Affiliates, SAGEM shall pay a license fee equal to the applicable Per Unit Fee set forth in EXHIBIT C.


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The Per Unit Fees provided for in this Section 6.1.3 for each Licensed Consumer
Decoder (including derivative products) or SAGEM Decoder shall accrue thirty
(30) days after SAGEM issues an invoice for the aforesaid product and shall be payable in accordance with Section 6.2. All payments hereunder shall be computed and paid in United States dollars. The obligation of SAGEM to accrue royalties to DiviCom under this Section 6.1.3 shall cease on the third anniversary of the Effective Date at which time, provided all royalties accrued prior to such date are paid, the related license will be fully paid up.

     6.2 REPORTS AND PAYMENTS. SAGEM shall provide by the forty-fifth (45th) calendar day following the end of each calendar quarter a report reflecting a calculation of all License Fees due, and the breakdown of such fees among the products on which such fees have accrued hereunder. By the same date, and included with the quarterly Report that SAGEM is to provide to DiviCom, SAGEM will include any License Fees accrued or owed for that quarter. To the extent that any License Fees have not been paid in full when due, DiviCom shall be entitled to receive, and SAGEM agrees to pay, interest on any and all overdue License Fees at a rate equal to the then-current prime rate of Citibank N.A., based on a 360 day year. All such interest payments and delinquent License Fees shall be due immediately.

     6.3 INSPECTIONS AND AUDITS. SAGEM shall make and maintain until the expiration of eighteen (18) months after the last payment under this Agreement is due books, records and accounts regarding exclusively: (i) the distribution or other disposition of the Licensed Consumer Decoders; (ii) the manufacture of Licensed ASICs by or for SAGEM; and (iii) the License Fees due DiviCom hereunder. DiviCom shall have the right, not more than once each and for a maximum of five (5) working days each year, to have a third party, reasonably acceptable to SAGEM, examine such books, records and accounts during SAGEM's normal business hours to verify SAGEM's reports on the amount of payments made to DiviCom under this Agreement. Any proprietary information of SAGEM, including customer identity or requirements, communicated as a result of said examination shall be deemed "Confidential Information" for purposes of Section 9 hereof. If any such examination discloses a shortfall in payment to DiviCom of more than five percent (5%) for any year, SAGEM agrees to immediately pay or reimburse DiviCom for the reasonable expenses of the examination and immediately remit payment to DiviCom of the full amount of any disclosed and undisputed shortfalls plus interest.

     6.4 CERTAIN SUPPLY AGREEMENT. SAGEM and DiviCom are currently negotiating a significant supply agreement (the "Supply Agreement") with a communications company for DiviCom Systems and decoders in which SAGEM will serve as a manufacturer and supplier of DiviCom Products. A Memorandum of Understanding (the "MOU") currently exists between the Parties with respect thereto. To the extent the Supply Agreement is reached, and to the extent that DiviCom licenses a third party to manufacture and supply such communications company with the DiviCom Products to be supplied by SAGEM, SAGEM will be entitled to terms on a Most Favored Customer Basis, provided that in no event shall the royalty payable to DiviCom with respect to decoder product sales exceed Fourteen Dollars ($14) per unit, subject to DiviCom's obligation to reimburse SAGEM for certain development costs and the other terms and conditions of the MOU.


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     6.5  TRIX TECHNOLOGY.  In the event DiviCom licenses to any unrelated person, firm or corporation the right to use any later version of the TRIX Technology which, without limitation, updates, improves, modifies or enhances the version licensed to SAGEM hereunder, DiviCom will offer to provide SAGEM the right to use each such later version on a Most Favored Customer Basis.

7.   REPRESENTATIONS AND WARRANTIES

     7.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants, severally and not jointly, to each of the other Parties that:

          (a) such Party has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, including the superseding of the Prior Agreements, and to the extent applicable, to grant, assign and license the rights that are granted, assigned and licensed to any other Party under this Agreement;

          (b) neither the execution and delivery of this Agreement, nor the performance of any of such Party's obligations hereunder, will conflict with, or result in a termination, breach, impairment or violation of any material agreement between such Party and any third party (other than the termination of each of the Prior Agreements);

          (c) the performance of such Party's obligations hereunder will not require the consent of any third party not a Party hereto;

          (d) this Agreement, when duly executed by each Party, will constitute a valid and binding obligation of such Party, enforceable in accordance with its terms; and

          (e) such Party has not previously granted or assigned and will not grant or assign any Intellectual Property Rights to any third party which are inconsistent with the rights that are granted and assigned herein.

     7.2 AGREEMENT TO COOPERATE TO RESOLVE ANY INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. Each of DiviCom and SAGEM agrees to promptly notify the other of any infringement or unauthorized use or variation of the DiviCom Technology licensed hereunder by others promptly following such Party's becoming aware of facts relating to such event, and then of such Party's conclusion, if any, that such infringement or use exists. DiviCom shall have the initial right to determine whether or not to bring infringement or unfair competition or related proceedings on account of any such infringement or unauthorized use or variation, or any other matter involving the DiviCom Technology generally, and may institute, defend or settle claims, actions or proceedings at its sole cost and expense. If within thirty (30) days after receipt of notice of such conclusion with respect to any such claim (or such shorter period as reasonable under the circumstances), DiviCom refuses to prosecute such action or fails to give written notice to SAGEM that it will prosecute such action, then SAGEM shall have the right, after first giving DiviCom written notice, to institute, defend or settle such action or claim or proceeding at its sole cost and expense. DiviCom and SAGEM, as the case may be, shall each cooperate fully with the other in any legal action taken by the other against any party alleged to be infringing upon the DiviCom Technology.
If SAGEM is prosecuting or defending the action, then SAGEM shall be entitled to name DiviCom as a party to such action if necessary in SAGEM's reasonable judgment. Any amount awarded with respect to any legal action brought hereunder shall first be used to reimburse all costs expended and the remainder shall be allocated equitably between SAGEM and DiviCom unless otherwise agreed to by SAGEM and DiviCom. Any disputes as to which Party has the right to prosecute the action, or as to allocation of proceeds from the action, shall be settled by arbitration as provided in Section 11.3.

     7.3 NO OTHER WARRANTIES. THE WARRANTIES SET FORTH IN THIS SECTION 7 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EACH PARTY HEREUNDER AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR WARRANTY OF TITLE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

8.   INDEMNIFICATION

     8.1  DUTY TO INDEMNIFY.

          (a) SAGEM hereby indemnifies and agrees to defend and hold harmless DiviCom and its Affiliates and their respective officers, directors and employees from and against any Loss (as defined in the Merger Agreement) suffered or incurred by any of them arising out of or resulting from any breach of any representation or warranty of SAGEM in Section 7.1.

          (b) DiviCom hereby indemnifies and agrees to defend and hold harmless Licensee and its Affiliates and their respective officers, directors and employees from and against any Loss suffered or incurred by any of them arising out of or resulting from any breach of any representation or warranty of DiviCom in Section 7.1.

     8.2 THIRD PARTY CLAIMS. In the event of any claim by a third party covered by Section 8.1, the Party seeking indemnification (the "INDEMNIFIED PARTY") will: (i) promptly notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim; (ii) provide the Indemnifying Party with all reasonable information and assistance; and (iii) grant the Indemnifying Party authority and control of the defense or settlement of such claim. The Indemnifying Party shall not settle any such claim without the Indemnified Party's prior written consent, which consent will not be unreasonably withheld. The Indemnified Party reserves the right to retain counsel, at its expense, to participate in the defense and settlement of any such claim.

     8.3 LIMITATIONS OF LIABILITY. REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER OR NOT FORESEEABLE (INCLUDING, WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE), WHETHER BASED ON

BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.   CONFIDENTIAL INFORMATION

     9.1 CONFIDENTIAL INFORMATION. As used herein, "CONFIDENTIAL INFORMATION" means any information of the other Party that might reasonably be considered proprietary, sensitive or private, including but not limited to the following:

          (i) technical information, know-how, source code, data, techniques, discoveries, inventions, ideas, unpublished patent applications, formulae, analyses, laboratory reports, other reports, financial information, studies, findings or other information relating to such Party or methods or techniques used by such Party, whether or not contained in samples, documents, sketches, photographs, drawings, lists and the like;

          (ii) data and other information employed in connection with the marketing of the products or services of such Party including cost information, business policies and procedures, revenues and markets, distributors and customers and similar items of information, whether or not contained in documents or other tangible materials; and

          (iii) any other information that is not generally known to, and not readily ascertainable by proper means by, third parties.

     9.2 EXCLUSIONS. No Party will be liable for the disclosure of Confidential Information if such information:

          (i) is or becomes publicly available through no fault of the Party receiving the Confidential Information;

          (ii)   is made publicly available by the originating Party;

          (iii) except with respect to Confidential Information that constitutes DiviCom Technology, is known by the receiving Party prior to the disclosure or becomes known by the receiving Party through lawful disclosure from a third party that is not subject to a confidentiality agreement with the originating Party; or

          (iv) is required to be disclosed by law, provided notice is given to the other Party of such requirement as soon as practicable and reasonable assistance is rendered to such Party, if requested, to prevent such disclosure.

     9.3 USE AND DISCLOSURE RESTRICTIONS. Each Party acknowledges that, prior to the date hereof and in connection with the performance of this Agreement, it has received or will receive Confidential Information from the other Parties hereto. Each Party agrees that, with respect to all Confidential Information constituting DiviCom Technology, it will, in perpetuity, and for all other Confidential Information, for a period of five years after the disclosure of such Confidential Information, (i) use Confidential Information only as permitted or required under the terms hereof, (ii) continue to keep confidential all Confidential Information, (iii) not disclose Confidential Information to any other person, firm or corporation except (A) to the extent necessary for such Party to exercise, enforce or defend its rights or perform its obligations under this Agreement, (B) to permitted subcontractors and sublicensees who have been apprised of the confidential nature of the Confidential Information and (C) to its attorneys and advisors with a "need to know;" (iv) exercise the same degree of care to safeguard the confidentiality of such Confidential Information as it would exercise in protecting the confidentiality of similar property of its own but in no event less than reasonable care; and (v) use reasonable efforts to prevent inadvertent or unauthorized disclosure or publication of any Confidential Information. Without limitation of the foregoing, each Party agrees not to disclose Confidential Information to any other person, firm or corporation without a written confidentiality agreement unless a written agreement would not be required to protect said Confidential Information under the circumstances.

10.  TERM AND TERMINATION

     10.1 TERMINATION BY DIVICOM. No breach of this Agreement by SAGEM, whether or not material, shall entitle DiviCom to terminate or rescind any license or other rights granted to SAGEM herein and SAGEM will be entitled to continue to use such licensed DiviCom Technology for the purposes permitted by this Agreement and DiviCom shall not be entitled to terminate or rescind such licenses for any reason; provided, however, that DiviCom shall nonetheless be entitled to all other remedies available for any such breach by SAGEM including, without limitation, all monetary damages and other equitable remedies including specific performance of the terms hereof.

11.  GENERAL PROVISIONS

     11.1 GOVERNING LAW; LANGUAGE. This Agreement is written in English and will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law provisions.

     11.2 COMPLIANCE WITH LAWS. Each Party agrees to comply in all material respects with all applicable laws, rules, and regulations, including but not limited to all applicable export control laws and regulations, in connection with its activities under this Agreement.

     11.3 ARBITRATION. Other than for purposes of obtaining injunctive relief pursuant to the terms hereof for which the Parties agree that action may be taken in any court of competent jurisdiction, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any Party, by arbitration conducted in Palo Alto,

California, or such other location upon which the parties may mutually agree, before a panel of three arbitrators (the "Panel") and in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the Panel may be entered by any State or Federal court having jurisdiction thereof. A written demand for arbitration shall be filed with each other Party to the dispute and with the AAA to commence the arbitration, which shall be conducted on a timely, expedited basis. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the Panel. The Parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The members of the Panel shall be selected as follows: (i) if there are two Parties to the dispute, each Party shall select a member of the Panel, and the two members so selected shall jointly select a third member; (ii) if there are more than two Parties to the dispute, the Parties to the dispute shall select the members of the Panel in accordance with the then-existing Rules of Commercial Arbitration of the AAA. The members of the Panel shall each be members of the Large Complex Case Panel with significant intellectual property (patent and copyright) law experience. The arbitrator may, in its discretion, award to the prevailing Party in any arbitration proceeding commenced hereunder, and the court shall include in its judgment for the prevailing Party in any claim arising hereunder, the prevailing Party's costs and expenses (including expert witness expenses and reasonable attorneys' fees) of investigating, preparing and presenting such arbitration claim or cause of action.

     11.4 ASSIGNMENT. The rights and liabilities of the Parties hereto will bind and inure to the benefit of their successors and assigns. No Party may assign any of its rights or obligations, in whole or in part, to any third party without the prior written consent of each of the other Parties, except that any Party may assign this Agreement in whole or in part to such Party's Affiliate(s) provided that any assignment, whether in whole or in part, must include both rights and any related obligations and provided further,. that any such assignment shall be deemed null and void if and at such time that any such Affiliate assignee ceases to be an Affiliate, unless otherwise consented to in writing by all of the Parties.

     11.5 WAIVER. The waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

     11.6 NOTICES. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by facsimile confirmed by the recipient or personally delivered or
(ii) three (3) working days after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section 11.6.

                 If to DiviCom:                   If to SAGEM:
                 -------------                    -----------
                 DiviCom Inc.                     SAGEM, S.A.
                 1708 McCarthy Blvd.              27, rue Leblanc
                 Milpitas, CA  95053              Paris 7501S
                 Attn:  President                 Attn:  Michael Toussan
                 Tel:  408/944-6700               Tel:  33-1-40-70-64-56
                 Fax:  408/944-6524               Fax:  33-1-40-70-64-38

                 If to C-Cube:                    If to Daines:
                 ------------                     ------------
                 C-Cube Microsystems, Inc.        Nolan Daines
                 1778 McCarthy Blvd.              38236 Kimbro Street
                 Milpitas, CA  95035              Fremont, CA  94536
                 Attn:  Rick Foreman              Tel:  510/795-7608
                 Tel:  408/944-6406               Fax:  510/713-7651
                 Fax:  408/944-6402


     11.7 RELATIONSHIP OF PARTIES. The Parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency among the Parties. No Party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

     11.8 ENTIRE AGREEMENT. This Agreement and its exhibits are the complete and exclusive agreement among the Parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by the Party or Parties to be charged with such modification.

     11.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

     11.10 EXPORT CONTROLS. Each of the Parties hereto agrees that, with respect to its performance of any terms or conditions of this Agreement, or the exercise of any of the rights granted herein, it will not violate, and at all times will comply with, any U.S. laws or regulations restricting or otherwise controlling the export of any technology or products, including but not limited to regulations of the U.S. Department of Commerce and the U.S. Department of State.

     11.11 FURTHER ASSURANCES. Each Party agrees to execute such further documents and instruments as the other Parties may reasonably request in order to effectuate the terms and intentions of this Agreement.

     IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.


DIVICOM INC.                            SAGEM S.A.

By:                                     By:
       -----------------------                 -----------------------
Name:                                   Name:
       -----------------------                 -----------------------
Title:                                  Title:
       -----------------------                 -----------------------


C-CUBE MICROSYSTEMS INC.                NOLAN DAINES,
                                        FOR PURPOSES OF SECTION 2 ONLY
By:
       -----------------------
Name:
       -----------------------
Title:
       -----------------------          ------------------------------






                    [SIGNATURE PAGE TO TRANSITION AGREEMENT]